Exhibit 99.1

KULR Joins "Bitcoin for Corporations" Initiative Led by Strategy™ and Bitcoin Magazine

Adds 118 BTC to Bitcoin Treasury bringing total to 920 BTC

HOUSTON / GLOBENEWSWIRE / June 9, 2025 / KULR Technology Group, Inc. (NYSE American: KULR) (the "Company" or "KULR"), a Bitcoin First Company and global leader in sustainable energy management, is pleased to announce that it has joined the "Bitcoin for Corporations" (“BFC”) initiative, a prominent platform launched by Strategy™ and Bitcoin Magazine focused on accelerating Bitcoin’s institutional adoption.

This high-profile initiative is designed to assist publicly traded companies in integrating Bitcoin into their corporate treasury strategies. Through the program, participating organizations gain access to institutional-grade tools, frameworks, and peer networks that support the responsible management and expansion of Bitcoin holdings. KULR’s participation as an Executive Member supports its broader strategy to expand its Bitcoin treasury and align with a growing network of forward-looking corporations adopting Bitcoin as a long-term reserve asset.

Michael Mo, CEO of KULR, commented, “Our commitment to Bitcoin for Corporations reflects a strong conviction in Bitcoin’s long-term value as a monetary asset. As KULR continues to scale its Bitcoin treasury, we welcome the chance to align with other institutions pioneering this shift in corporate treasury management.”

The announcement of KULR’s membership in BFC coincides with news the Company increased its Bitcoin Treasury by an additional $13 million to reach a total of $91 million in bitcoin acquisitions. The additional bitcoin was acquired at a weighted average price of $107,861 per bitcoin, inclusive of fees and expenses. The Company now holds 920 BTC with an average purchase price of $98,760.

Year to date, KULR has achieved a BTC Yield of 260%, leveraging a combination of cash and its At-The-Market (ATM) equity program to fund acquisitions.

About KULR Technology Group Inc.

KULR Technology Group Inc. (NYSE American: KULR) is a Bitcoin First Company that delivers cutting edge energy storage solutions for space, aerospace, and defense by leveraging a foundation of in-house battery design expertise, comprehensive cell and battery testing suite, and battery fabrication and production capabilities. The Company’s holistic offering allows delivery of commercial-off-the-shelf and custom next generation energy storage systems in rapid timelines for a fraction of the cost compared to traditional programs. Since late 2024, KULR has included bitcoin as a primary asset in its treasury program and committed to allocating up to 90% of its cash to the acquisition of bitcoin.

Find KULR: Website | X | Telegram | LinkedIn | Instagram | TikTok | Facebook

Safe Harbor Statement

This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed with the Securities and Exchange Commission on March 31, 2025, as may be amended or supplemented by other reports we file with the Securities and Exchange Commission from time to time. Forward-looking statements include statements regarding our expectations, beliefs, intentions, or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” and “would” or similar words. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely based on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Investor Relations:

KULR Technology Group, Inc.

Phone: 858-866-8478 x 847

Email: ir@kulr.ai

KULR Media Relations:

M Group Strategic Communications (on behalf of KULR)

Email: kulr@mgroupsc.com